For Immediate Release	Contact: Laura J. Wakeley Phone: 717-291-2616

Somerset Valley Bank

to merge with Skylands Community Bank

Added locations to benefit customers of both banks

(December 20) – Lancaster, PA – R. Scott Smith, Jr., chairman, chief executive officer and president of Fulton Financial Corporation (NASDAQ:  FULT) today announced that the boards of directors of two of the Corporation’s New Jersey banks   have reached an agreement in principal to merge.

Effective in the second quarter of 2007, Somerset Valley Bank, based in Somerville, NJ, will merge with Skylands Community Bank, headquartered in Hackettstown, NJ.    This action is subject to approval by bank regulatory authorities.

The combined bank will operate as Skylands Community Bank and will continue to provide the same local autonomy and decentralized decision-making philosophies that characterize each of the banks today.

Michael Halpin, currently the president and CEO of Skylands Community Bank, will become chairman and CEO of the combined bank, and Paul Stahlin, currently president and CEO of Somerset Valley Bank, will become president of Skylands Community Bank after the merger.  Robert Corcoran, currently the vice chairman of Somerset Valley Bank, will continue on the board of the merged entities and will serve in a consulting capacity after the merger date.

The union of the people and financial resources of each of these two banks will enable the combined organization to more effectively serve its customers in Somerset, Middlesex, Hunterdon, Warren, Sussex and Morris Counties.

“By bringing our banks together, our total assets will grow to nearly $1.2 billion,” said Halpin, “providing us with additional resources to more directly meet the financial needs of the businesses, individuals and families we serve.  In addition, customers will be able to more conveniently access all of our locations throughout what will become the new bank’s six-county service area.”

 “By joining forces with our colleagues at Skylands, we will serve our communities more efficiently as well as provide increased location convenience for our customers,” said Corcoran.  ” We will continue to be locally owned and operated and decisions will

continue to be made here.   I am pleased to know that the new combined bank will be led by two outstanding bankers who are truly committed to relationship banking and who put the needs of our customers and communities first”.

“The merger allows us to continue to provide the personalized attention to our customers that they have come to expect with the same dedicated employees that they have come to know and trust”, said Stahlin.  “I am looking forward to working more closely with Mike. He and I share exactly the same philosophy of what personal, professional banking is all about. And, we both continue to work with the same team of great employees that has made both of our banks successful”.

Somerset Valley Bank currently operates 12 banking offices and 15 ATMs in Somerset, Middlesex and Hunterdon Counties.  Skylands Community Bank currently operates 12 banking offices and 10 ATMs in Warren, Sussex and Morris Counties.  Customers of the newly combined bank will have access to financial services at all of these locations as well as nearly 260 branches of Fulton Financial Corporation affiliates in five states.

More information on Somerset Valley Bank can be found on the Internet at www.somersetvalleybank.com. Information on Skylands Community Bank is available at www.skylandscombank.com, and information on Fulton Financial Corporation can be found at www.fult.com.

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2006